Exhibit 99.1

Avanir Pharmaceuticals Announces Preliminary Feedback from the FDA on AVP-825 for the Acute Treatment of Migraine

ALISO VIEJO, Calif., November 7, 2014 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today announced that the U.S. Food and Drug Administration (FDA) has issued preliminary written feedback to its New Drug Application (NDA) for AVP-825. AVP-825 is a drug-device combination product consisting of low-dose sumatriptan powder, delivered intranasally utilizing a novel Breath Powered delivery technology. The FDA has raised questions regarding the human factor validation study data submitted as part of the NDA. Human factor testing focuses on the interactions between people and devices. The goal of human factor testing is to evaluate use-related risks and confirm that users can use the device safely and effectively. Although the NDA review is ongoing, Avanir has concluded, at this time, that approval of AVP-825 may be unlikely by the PDUFA date of November, 26, 2014.

The FDA feedback was provided via a Discipline Review letter, which is a standard vehicle to convey early thoughts on possible deficiencies of an application. In the letter, the FDA requested that the company optimize the product-user interface and conduct additional human factor testing. In addition, the FDA commented that the NDA review is not complete and that they may have additional comments regarding the application.

“We are currently reviewing the correspondence from the FDA and are awaiting the final feedback when the full NDA review cycle is complete on November 26th,” said Joao Siffert, MD, chief medical officer of Avanir. “We plan to work closely with the FDA to answer the agency’s questions and satisfy their requirements. We remain confident that AVP-825 will be an important new treatment option for migraine patients who are in need of alternative, fast acting and well tolerated medications.”

About AVP-825

AVP-825 is an investigational drug-device combination product consisting of low-dose sumatriptan powder (22mg) delivered intranasally utilizing a novel Breath Powered delivery technology. If approved, AVP-825 would be the first and only fast-acting, dry-powder intranasal form of sumatriptan for the treatment of migraine. AVP-825 is an investigational drug-device combination product not approved by the FDA. Sumatriptan is the most commonly prescribed migraine medication. Sumatriptan is contraindicated for certain patients, including those with a history of coronary artery disease (CAD) or coronary vasospasm.

The Breath Powered delivery technology is activated by user’s breath to propel medications deep into the nasal cavity where absorption is more efficient and consistent. The user exhales into the device, automatically closing the soft palate and sealing off the nasal cavity. Through a sealing nosepiece placed into the nostril, the exhaled breath carries medication from the device directly into one side of the nose. Narrow nasal passages are gently expanded and medication is dispersed deep into the nasal cavity reaching areas where it can be rapidly absorbed. As the medication is delivered, the air flows around to the opposite side of the nasal cavity and exits through the other nostril. Closure of the soft palate helps prevent swallowing or inhalation of sumatriptan powder into the lungs.

About Migraine

Migraine represents an area of significant unmet medical need. According to the Centers for Disease Control and Prevention, over 37 million Americans suffer from migraine headaches. The triptan class of medications is generally considered the standard of care with over 13 million prescriptions written annually. Sumatriptan is the class leader with a market share of over 50% making it the most commonly prescribed migraine drug in the U.S. 100 mg tablets are the most commonly prescribed form of sumatriptan. In a clinical study, over 40% of patients were not satisfied with the degree of relief they experienced from their current prescription migraine medications and nearly 80% of them were willing to try another medication. As a result, many migraine sufferers are seeking new fast-acting, well tolerated treatment options.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

Avanir® is registered trademarks owned by Avanir Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

Avanir Pharmaceuticals, Inc. licensed exclusive rights for the development and commercialization of AVP-825, a novel Breath Powered intranasal system containing a low-dose sumatriptan powder from OptiNose AS.

©2014 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to the potential effectiveness and/or safety of AVP-825, the successful completion of any validation studies, the timing of any meeting with the FDA, the resolution of the review letter, and the prospects for commercial success and adoption. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Avanir’s operating performance and financial position, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, obtaining additional indications, obtaining and maintaining regulatory approvals domestically and internationally, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact

Ian Clements, PhD

ir@avanir.com

+1 (949) 389-6700

BrewLife Media Contact

Kelly France, PhD

kfrance@brewlife.com

+1 (415) 946-1076

SOURCE Avanir Pharmaceuticals, Inc.